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FOR IMMEDIATE RELEASE                                     CONTACT: JAMES C. SHAY
BHA - 0402                                                 SENIOR VICE PRESIDENT
January 21, 2004                                         CHIEF FINANCIAL OFFICER
8:30 A.M. ET                                       (816) 356-8400, Extension 336


                       BHA GROUP HOLDINGS, INC. ANNOUNCES
                      FIRST QUARTER 2004 OPERATING RESULTS

For the quarter ended December 31, 2003 ("fiscal 2004"), BHA Group Holdings, Inc.'s (NASDAQ - BHAG) consolidated net income was $3.1 million or $0.47 per diluted share. Consolidated net income was $2.9 million or $.45 per diluted share for the same period in the prior year. Consolidated revenues were $42.7 million for the quarter, a 15% decline as compared to the same period in the prior year.

Commenting on the results, James E. Lund, President and Chief Executive Officer, said, "The results for the first quarter are reflective of the strength the Company has in the diversity of its businesses. Year over year earnings have increased despite a decline in sales due to exceptional gross margin performance. Gross margins increased across all segments due to improved sales mix, increased production volumes in the ePTFE membrane business and lower manufacturing costs. In particular, the strong results in our ePTFE membrane business had a positive impact on consolidated earnings. We are cautiously optimistic that U.S. manufacturing, as it impacts our fabric filter business, will show gradual improvement over the coming quarters. The results in the domestic ESP area of our business were in-line with internal expectations. We saw an increase in international orders during the last 90 days which has had a favorable impact on the Company's overall backlog as we move into the second quarter."

The following table provides a breakdown of consolidated revenues and pretax income by segment (dollars in millions):

                                                             QUARTER ENDED
                                                              DECEMBER 31,
                                                         2003             2002
                                                         ----             ----
REVENUES
Domestic Air Pollution Control (APC) Segment
   U.S. Fabric Filter                                    17.6             17.0
   U.S. Electrostatic Precipitator (ESP)                  9.3             20.5
   U.S. Exports to Latin America and Asia                 3.5              3.3
                                                       --------         --------
      Total Domestic APC Segment                         30.4             40.8
Europe APC Segment                                        7.0              5.4
BHA Technologies Segment                                  5.3              3.9
                                                       --------         --------
   TOTAL REVENUES                                        42.7             50.1
                                                       ========         ========

PRETAX EARNINGS
Domestic APC Segment                                      2.9              4.0
Europe APC Segment                                        0.3             (0.2)
BHA Technologies Segment                                  1.5              0.5
                                                       --------         --------
   TOTAL PRETAX EARNINGS                                  4.7              4.3
                                                       ========         ========


REVENUES

Consolidated revenues for the quarter decreased $7.4 million or 15% as compared to the same period in the prior year. Revenues for the Domestic Air Pollution Control (APC) Segment decreased 25%. Going into the quarter, the Company had provided guidance that we expected a year-over-year decline in sales for this business segment due to the unusually strong revenues of the ESP portion of this segment in the prior year. The timing of execution of major project work tends to cause fluctuations in quarterly sales results. The $11.2 million decrease in sales for the ESP portion of the Domestic APC segment was offset in part by a modest increase in fabric filter replacement parts sales in the U.S. and export markets which corresponds to improving business conditions. On a U.S. dollar basis, sales for the Europe APC Segment increased 29% over the prior year. On a


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local currency basis, sales in Europe increased 9%. BHA Technologies' sales to third parties increased by 36% due in large part to continued success in selling membrane products for use in non-consumer apparel applications.

PRETAX EARNINGS

Pretax earnings for the quarter increased $0.4 million or 9% as compared to the prior year. The Company's pretax earnings increased despite lower sales due to improved gross margins. Gross margin as a percentage of sales was 36.3% and 30.4% for the first quarter of fiscal 2004 and 2003, respectively. The improved gross margins were attributable to a combination of sales mix and cost reductions. Operating margins as a percentage of sales were 11.2% and 8.8% for the first quarter of fiscal 2004 and 2003, respectively.

CASH FLOWS

During the first quarter of fiscal 2004, the Company's cash flows from operations resulted in a net use of cash of $4.1 million. The use of cash to fund operations, despite the increase in net earnings, is largely attributable to increases in inventories and accounts receivable related to the timing of project work and annual funding of incentive bonus plans and retirement contributions during the first quarter. Cash was also used during the quarter to invest $0.8 million in fixed assets, to fund $3.1 million in dividends and to repurchase $0.4 million of the Company's common stock. Additionally, the Company spent $0.5 million relating to a product line acquisition that will expand the Company's offering in the area of acoustic cleaning systems.

BACKLOG

BHA's backlog was $68.0 million at December 31, 2003. This compares with order backlogs of $60.4 million at September 30, 2003 and $47.5 million at December 31, 2002. Approximately $57.9 million (85%) of the backlog at December 31, 2003 is scheduled to ship within the next 12 months. At September 30, 2003, approximately $44.0 million (73%) of the backlog was scheduled for shipment during fiscal 2004. Substantially all of the December 31, 2002 backlog was scheduled to ship in the subsequent 12 months.

OUTLOOK
One of the Company's primary business goals is to increase compounded earnings per share at a 12% to 15% rate over time. Between fiscal 2000 and 2003, the Company's consolidated earnings per diluted share increased at a 19% compounded rate. The overall financial condition of the Company has improved as bank borrowings, net of cash, were reduced by $30.0 million during the three-year period. The Company's earnings growth during that period was the result of an increase in ESP parts and service work for electric utility customers in the U.S. and the success of BHA Technologies. These areas of the Company's business provided strength to offset the overall weakness the Company experienced in its worldwide fabric filter replacement parts and service business. Although its financial results have varied by segment, the Company believes it has improved its market position and competitive advantage in each of its major business areas. The following are various factors for consideration as the Company moves into its second quarter:

    o Publicly available information provides an indication that the U.S. economy is improving. Based on historical trending, the Company continues to believe that improvement in its market for the sale of fabric filter replacement parts and services will likely trail an improvement in overall manufacturing conditions by as much as six months. Although the Company saw some improvement in new orders during the first quarter, it expects that competition will remain intense for at least the next several quarters. The Company believes that it is well positioned with its products, people and approach to servicing this market. These factors, combined with a lower cost structure, are expected to benefit the Company as business conditions improve.

    o The Company believes that over the past three years it has established itself as the premier supplier for ESP replacement parts, services and rebuilds in the U.S. The Company has also been successful in expanding this business in certain international markets. The Company's overall ESP replacement parts and service results achieved record levels during fiscal 2003. The Company's system for tracking project work to be executed over the next few years provides an indication that this market will continue to provide good opportunity for BHA. This same tracking information led the Company to

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        predict the decline in ESP rebuild work executed by customers during the fall 2003 outage season. The Company believes that work to be executed in the spring 2004 outage season will also be lower than the same period in the prior year. Preliminary information available to the Company provides an indication that business should again start to increase during the fall 2004 and spring 2005 outage seasons. This factor, combined with the Company's existing backlog of business scheduled for the next fiscal year, are early positive indicators of potential results for fiscal 2005.

    o The Company is pleased with its sales and earnings growth in the BHA Technologies segment. The Company believes this segment is well positioned for additional growth during fiscal 2004. Incremental third party revenues within this segment are likely to be structured under multi-year supply arrangements with new customers. The extent to which this segment will increase its sales and earnings beyond fiscal 2004 will be dependent upon the timing of final product commercialization and order execution in its target markets.

Due to the factors discussed above, visibility with respect to future results beyond 90 days remains a challenge. For more information, you should refer to the sections entitled, "Outlook" and "Factors Affecting Earnings and Share Price" included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 11, 2003. The following is specific guidance being provided for the second quarter of fiscal 2004:

    o For the second quarter of fiscal 2004, the Company anticipates that consolidated net sales will be higher than the same period in the prior year by as much as 10%.

    o Gross margins and operating margins as a percentage of sales are expected to be lower in the second quarter than in the just completed period. The backlog includes a mix of larger orders of lower margin products and services.

    o Earnings for the second quarter of fiscal 2004 are expected to be in the range of $.48 to $.58 per diluted share as compared to $.52 reported for the same period in the prior year.

OTHER ACTIONS

The Company also reports that it has accumulated 2.6 million shares of the 4.0 million shares of BHA common stock authorized by its Board of Directors for repurchase.

BHA Group Holdings, Inc. is a world leader in innovative filtration technology. Its two principal operating subsidiaries are BHA Group, Inc., the world's largest supplier of replacement parts and services for industrial air pollution control systems, and BHA Technologies, Inc., which manufactures and markets expanded polytetrafluoroethylene (ePTFE) membrane products for use in a variety of industrial and consumer products.

This press release contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "should," "believe," "anticipate," "expect," and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the performance of newly established domestic and international operations, demand and price for the Company's products and services, and other factors. You should also consult the sections entitled "Factors Affecting Earnings and Stock Price" and "Management's Discussion and Analysis" included in the Company's report on Form 10-K which was filed with the Securities & Exchange Commission on November 11, 2003.


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                            BHA GROUP HOLDINGS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                & BALANCE SHEETS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                             QUARTER ENDED
                                                             DECEMBER 31,
                                                        2003              2002
                                                        ----              ----

Net sales                                               $ 42.7           $ 50.1
                                                        ------           ------
Gross margin                                              15.5             15.2
Operating expense                                         10.7             10.8
Interest expense, net                                       .1               .1
                                                        ------           ------
Earnings before income taxes                               4.7              4.3
Income tax expense                                         1.6              1.4
                                                        ------           ------
Net income                                              $  3.1           $  2.9
                                                        ======           ======
Diluted shares outstanding                                 6.6              6.4
                                                        ======           ======
Diluted earnings per share                              $ 0.47           $ 0.45
                                                        =======          ======

Depreciation and amortization                           $  1.4           $  1.5
                                                        ======           ======


The earnings per share figures in this press release are computed on a "diluted" basis as defined under Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                                                  DECEMBER 31,     SEPTEMBER 30,
                                                      2003              2003
                                                      ----              ----

Cash and equivalents                               $    9.8          $   18.8
Accounts receivable                                    30.9              28.8
Inventories                                            27.1              23.5
Other current assets                                    5.9               5.2
                                                   --------          --------
     Total current assets                              73.7              76.3
PP&E and other assets                                  39.9              40.4
                                                   --------          --------
Total assets                                       $  113.6          $  116.7
                                                   ========          ========

Current debt and lease payments                    $    2.3          $    2.5
Accounts payable and accruals                          19.3              23.5
                                                   --------          --------
     Total current liabilities                         21.6              26.0
Long-term debt and capital leases                      13.3              12.2
Other liabilities                                       3.1               3.1
                                                   --------          --------
Total liabilities                                      38.0              41.3
Equity                                                 75.6              75.4
                                                   --------          --------
Total liabilities and equity                       $  113.6          $  116.7
                                                   ========          ========



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